As filed with the Securities and Exchange Commission on June 16, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0589190 (I.R.S. Employer Identification Number)

1000 Flower Street

Glendale, California 91201

(Address of principal executive offices) (zip code)

AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plans)

KATHERINE KENDRICK, ESQ.

General Counsel and Secretary

DreamWorks Animation SKG, Inc.

1000 Flower Street, Glendale, CA 91201

(Name and address of agent for service)

(818) 695-5000

(Telephone number, including area code, of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share
Outstanding Award Shares (1)	10,627,833	n/a	n/a	n/a
Remaining Shares (2)(3)	1,489,854	n/a	n/a	n/a
Shares not previously registered	3,300,000	$27.945	$92,218,500	$5,146
Total	15,417,687 (5)	$27.945	$92,218,500	$5,146

(1)	The Outstanding Award Shares are shares of the Registrant’s Class A Common Stock that are currently subject to outstanding awards under the Registrant’s 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”) and the Registrant’s 2004 Omnibus Incentive Compensation Plan (the “Prior Plan”). Pursuant to Section 4 of the Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “New Plan”), the Outstanding Award Shares will become available for issuance under the New Plan if such outstanding awards under the Prior Plan are forfeited on or after May 7, 2008 and such outstanding awards under the 2008 Plan are forfeited on or after June 10, 2009.
(2)	The Remaining Shares are shares of the Registrant’s Class A Common Stock that were previously registered by the Registrant and available for grant under the 2008 Plan but were not subject to outstanding awards on June 10, 2009 and are now available for grant under the New Plan pursuant to Section 4 of the New Plan.
(3)	The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares”. The Carried Forward Shares were previously registered by the Registrant under a Registration Statement on Form S-8 filed on May 16, 2008 (File No. 333-150989) and the Registrant paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares. The Registrant has concurrently filed a Post-Effective Amendment to the Registration Statement on Form S-8 filed on May 16, 2008 (File No. 333-150989) deregistering the Carried Forward Shares under the 2008 Plan.
(4)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of Class A Common Stock of the Registrant on June 15, 2009, as reported by the National Association of Securities Dealers Automated Quotations.
(5)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Commission (File No. 001-32337) are incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, including portions of the Registrant’s Proxy Statement on Schedule 14A filed on April 30, 2009, to the extent incorporated by reference in such Annual Report on Form 10-K;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 5, 2009, February 13, 2009, February 19, 2009, February 24, 2009, April 28, 2009 and June 12, 2009; and

(d)	The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on February 25, 2009 pursuant to Section 12 of the Securities Exchange Act of 1934.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the DreamWorks Animation SKG, Inc. Class A Common Stock, par value $0.01 per share, offered hereby has been passed upon by Katherine Kendrick, General Counsel of the Registrant. As of the date of filing of this Registration Statement, Ms. Kendrick beneficially owns approximately 33,065 shares of Class A Common Stock.

Item 6. Indemnification of Directors and Officers

The By-Laws of the Registrant (Article VII, Section 1) provide the following:

“The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person that was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such proceeding or any claim made in connection therewith. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section 1 of Article VII. Subject to the second sentence of the next paragraph, the Corporation shall be required to indemnify or make advances to a person in connection with a Proceeding (or part thereof) initiated by such person only if the initiation of such Proceeding (or part thereof) was authorized by the Board.

The Corporation shall pay the expenses (including attorneys’ fees) incurred by any person that is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by such a person in defending any Proceeding in advance of its final disposition shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Section 1 of Article VII or otherwise. If a claim for indemnification after the final disposition of the Proceeding is not paid in full within 90 calendar days after a written claim therefor has been received by the Corporation or if a claim for payment of expenses under this Section 1 of Article VII is not paid in full within 20 calendar days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Section 1 of Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, these By-laws, agreement, vote of stockholders or resolution of disinterested directors or otherwise. The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

Any amendment, modification or repeal of the foregoing provisions of this Section 1 of Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

The Certificate of Incorporation of the Registrant (Article VI, Section 4) provides the following:

“Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 4 of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, the Corporation maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed July 29, 2008.

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed December 8, 2005.

5.1	Opinion of Katherine Kendrick, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Katherine Kendrick, Esq. (Included in Exhibit 5.1)

24	Power of Attorney. Reference is made to the signature page of this Registration Statement.

99.1	2004 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.

99.2	2008 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 10.60 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

99.3	Amended and Restated 2008 Omnibus Incentive Compensation Plan. Incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed April 30, 2009.

Item 9. Undertakings

A.  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this June 16, 2009.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Jeffrey Katzenberg
Jeffrey Katzenberg Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of DreamWorks Animation SKG, Inc., a Delaware corporation, do hereby constitute and appoint Jeffrey Katzenberg and Katherine Kendrick or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey Katzenberg Jeffrey Katzenberg	Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2009

/s/ Lewis W. Coleman Lewis W. Coleman	President, Chief Financial Officer and Director (Principal Financial Officer)	June 16, 2009

/s/ Philip M. Cross Philip M. Cross	Chief Accounting Officer (Principal Accounting Officer)	June 16, 2009

Signatures	Title	Date

/s/ Roger A. Enrico Roger A. Enrico	Chairman of the Board of Directors	June 16, 2009

/s/ Harry Brittenham Harry Brittenham	Director	June 16, 2009

/s/ Thomas E. Freston Thomas E. Freston	Director	June 16, 2009

/s/ Judson C. Green Judson C. Green	Director	June 16, 2009

/s/ Mellody Hobson Mellody Hobson	Director	June 16, 2009

/s/ Michael J. Montgomery Michael J. Montgomery	Director	June 16, 2009

/s/ Nathan Myhrvold Nathan Myhrvold	Director	June 16, 2009

/s/ Richard Sherman Richard Sherman	Director	June 16, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed July 29, 2008.

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed December 8, 2005.

5.1	Opinion of Katherine Kendrick, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Katherine Kendrick, Esq. (Included in Exhibit 5.1)

24	Power of Attorney. Reference is made to the signature page of this Registration Statement.

99.1	2004 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.

99.2	2008 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 10.60 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

99.3	Amended and Restated 2008 Omnibus Incentive Compensation Plan. Incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed April 30, 2009.